Exhibit 99.01


         FOR IMMEDIATE RELEASE

         Contact: Adelphia Communications Corporation
                           Timothy J. Rigas
                           Executive Vice President
                           (814) 274-9830

                           Century Communications Corp.
                           Scott N. Schneider
                           Chief Financial Officer
                           (202) 972-2002



                       ADELPHIA COMMUNICATIONS TO ACQUIRE
                     CENTURY COMMUNICATIONS FOR $5.2 BILLION
                    TO CREATE 5TH LARGEST U.S. CABLE COMPANY

         Coudersport, PA and New Canaan, CT. March 5, 1999. Adelphia Communications Corporation ("Adelphia") (NASDAQ:ADLAC) and Century Communications Corp. ("Century") (NASDAQ:CTYA) today jointly announced the signing of a definitive agreement for the merger of Century with Adelphia. The transaction is valued at approximately $5.2 billion, including indebtedness of approximately $1.6 billion being assumed. Adelphia will become the fifth largest operator of cable television systems in the United States, serving approximately
4.7 million subscribers.

         Pursuant to the Merger Agreement, Century's Class A Common stockholders will receive cash of $9.16 per share and 0.6122 shares of Adelphia Class A Common Stock (for a total market value of the consideration of $44.14 based on yesterday's closing price of $57-1/8) for each share of Century Class A Common Stock that they own, and Century's Class B Common stockholders will receive $11.81 in cash and 0.6360 shares of Adelphia Class A Common Stock (for a total market value of the consideration of $48.14 based on yesterday's close) for each share of Century Class B Common Stock that they own. Following the Merger, the former stockholders of Century will own approximately 48.7 million shares of the Class A Common Stock of Adelphia.

         John Rigas, Chairman and CEO of Adelphia, said " Leonard Tow and I have been friends for more than two decades. Adding Mr. Tow to our Board of Directors and as one of Adelphia's largest shareholders brings us incredible opportunities. With the acquisition of Century, Adelphia's annual revenues will exceed $2 billion and we will serve nearly 5 million customers. This transaction strengthens the company financially and adds significant talent to our management team. Adelphia's and Century's similar histories and cultures will facilitate a rapid and smooth integration of our operations."

         Leonard Tow, Chairman and CEO of Century, said "We are extremely pleased to be merging Century, after twenty-five years in operation as an independent and innovative cable system operator, with Adelphia. Adelphia shares our views with respect to the future of the industry, the opportunities for our shareholders and the importance of our employees. The combination creates a first-tier cable operation with approximately five million subscribers and enormous potential for the future. More than 90% of the company's customers will be concentrated in eleven major clusters."

         After announcing in December 1998 that it was exploring strategic alternatives to maximize shareholder value, Century's Board determined that the combination of its cable operations with those of Adelphia provides the most favorable outcome in terms of value to shareholders, as well as the potential to provide enhanced value through the creation of a nationwide cable operator capable of delivering advanced video and data services.

         Donaldson, Lufkin & Jenrette served as financial advisor to Century. Daniels & Associates served as advisor to Adelphia.

         Century Communications Corp. owns and operates cable television systems with significant concentrations of subscribers in California, Colorado and Puerto Rico. Century recently entered into an agreement with Tele-Communications, Inc. ("TCI") to create a 70%-owned joint venture which will operate a cable system group serving approximately 800,000 subscribers in the Los Angeles, CA area. Pro forma for the TCI venture, Century systems will serve some 1.6 million subscribers.

         Pro forma for the completion of the acquisition of Century and the recently announced acquisition of FrontierVision Partners, L. P., Adelphia Communications Corporation has grown to become the fifth largest cable television company in the U.S., serving nearly 5 million customers. Adelphia's current business operations include cable entertainment; competitive local exchange telephone services; high-speed Internet access; long distance telephone service; paging and security.

         The Merger is subject to certain customary conditions, including the approval of Century's shareholders and regulatory and other approvals. The transaction is expected to close during the third calendar quarter of 1999.





This press release and additional information is available at www.adelphia.net/finance/.